Exhibit 99.1

Enterprise Products Partners L.P.

Houston, Texas

P.O. Box 4324

(713) 880-6500

Enterprise Reports First Quarter Results

Houston, Texas (Tuesday, May 3, 2005) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three months ended March 31, 2005. The partnership reported net income for the first quarter of 2005 of $109.3 million, or $0.25 per unit on a fully diluted basis, compared to $62.5 million, or $0.26 per unit on a fully diluted basis, for the first quarter of 2004. Net income for the first quarter of 2004 included a $10.8 million, or $0.05 per unit, benefit related to changes in accounting principles. Enterprise’s financial results for the first quarter of 2005 include the earnings associated with GulfTerra Energy Partners, L.P., which was merged into Enterprise on September 30, 2004, while the financial results for 2004 represent only those of Enterprise including its 50% ownership interest in the general partner of GulfTerra.

Distributable cash flow for the first quarter of 2005 was $252.3 million compared to $87.4 million in the first quarter of 2004. On April 15, 2005, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution rate from $0.40 per unit to $0.41 per unit with respect to the first quarter of 2005, which is a 10.1% increase over the $0.3725 rate that was paid to partners in May 2004 with respect to the first quarter of 2004. Distributable cash flow for the first quarter of 2005 included $42.1 million of proceeds from the sale of Enterprise’s 50% ownership interest in Starfish Pipeline Company, LLC, which was required by the Federal Trade Commission to complete the merger with GulfTerra Energy Partners, L.P., and provided 1.5 times coverage of the distribution to limited partners. Excluding these proceeds, distributable cash flow for the first quarter was a record $210.2 million and provided 1.2 times coverage of the distribution to limited partners. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.

“Enterprise reported solid financial results in the first quarter of 2005,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “We experienced strong demand for our services across most of our midstream energy value chain as a result of continued robust demand for natural gas, NGLs and crude oil. During the quarter, the partnership transported approximately 7.6 billion cubic feet per day of natural gas and 1.6 million barrels per day of NGLs and crude oil and fractionated 471,000 barrels per day of NGLs, butane and propylene net to our ownership interest.”

“Our distributable cash flow for the quarter exceeded the declared cash distributions to partners by approximately $76 million. We will use this surplus to reinvest in our organic growth projects and to reduce debt. To date, the partnership has invested over $250 million in organic growth projects that are expected to be completed, go into service and begin generating new streams of cash flow over the next two years,” stated Phillips.

Revenue for the first quarter of 2005 increased by 50%, to approximately $2.6 billion compared to $1.7 billion for the first quarter of 2004. Operating income for the first quarter of 2005 increased by 86% to $165.5 million compared to $88.8 million for the first quarter of 2004. Gross operating margin increased by 110% to $275.2 million for the first quarter of 2005 from $131.1 million for the same quarter in 2004. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 109% to $266.3 million for the first quarter of 2005 from $127.4 million for the first quarter of 2004. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled, later in this release, to their most directly comparable GAAP financial measure.

Review of Segment Performance

NGL Pipelines & Services - The NGL Pipelines and Services segment includes the partnership’s NGL pipelines, storage facilities and fractionators and its natural gas processing plants and related NGL marketing activities. Gross operating margin for this segment increased by 70%, or $63.3 million, in the first quarter of 2005 to $153.3 million from $90.0 million in the same quarter in 2004.

Enterprise’s natural gas processing and related businesses accounted for $85.7 million of gross operating margin for this segment in the first quarter of 2005 compared to $22.4 million in the first quarter of 2004. This increase was primarily due to the contributions from the GulfTerra assets, the nine processing plants acquired from El Paso Corporation in the third quarter of 2004, increased margins from processing assets historically owned by Enterprise and earnings from the Indian Springs facility purchased from El Paso in the first quarter of this year. The processing business benefited from demand for NGLs by the petrochemical and motor gasoline industries.

Gross operating margin from the NGL pipelines and storage business was $59.0 million during the first quarter of 2005 versus $62.8 million in the first quarter of 2004. The Mid-America and Seminole pipelines accounted for $44.0 million of the gross operating margin for the partnership’s NGL pipelines and storage business during the first quarter of 2005 compared to $43.0 million in the same quarter of last year. An increase in margin from the purchase of additional ownership interests in the Dixie and Tri-States pipelines was more than offset by a $6.9 million decrease in gross operating margin from (1) import and export terminaling activities, as the result of strong domestic demand for NGLs, and (2) the South Louisiana NGL pipeline system, due in part to the lingering effects of Hurricane Ivan.

Total transportation volumes for the NGL pipeline business averaged 1,394,000 BPD for the first quarter of 2005 compared to 1,368,000 BPD in the first quarter of last year. Transportation volumes for the Mid-America and Seminole pipelines increased by 7%, or 60,000 BPD, to 890,000 BPD in the first quarter of this year from 830,000 BPD in the same period of 2004.

One of the partnership’s objectives for 2005 was to seek relief through filings with the Federal Energy Regulatory Commission to increase the tariffs on the Mid-America and Seminole pipeline systems to recover the increased costs of operating the pipelines, principally fuel and pipeline integrity expenses. On March 1, 2005, the Mid-America and Seminole Joint Tariff Rate increases went into effect which should result in additional revenues of approximately $10 million per year. The Commission allowed an increase to the Mid-America local tariffs to become effective May 1, 2005, subject to refund and subsequent settlement discussions. As filed, this increase could provide additional annual revenues of approximately $12 million.

Enterprise’s NGL fractionation business earned gross operating margin of $17.7 million for the first quarter of 2005 compared to $8.2 million in the first quarter of 2004. NGL fractionation volumes for the first quarter of this year averaged 338,000 BPD versus 229,000 BPD in the first quarter of 2004.

Onshore Natural Gas Pipelines & Services - The Onshore Natural Gas Pipelines and Services segment includes the partnership’s onshore natural gas pipelines and natural gas storage businesses. Gross operating margin for this segment for the first quarter of 2005 was $79.4 million compared to $5.6 million in the first quarter of 2004.

Onshore natural gas pipelines generated $71.5 million of gross operating margin in the first quarter of 2005 versus $5.6 million in the same quarter of 2004. Onshore transportation volumes were 5.7 trillion British thermal units per day (Tbtu/d) compared to 0.6 Tbtu/d in the first quarter of 2004. Natural gas storage services accounted for $7.9 million of gross operating margin in the first quarter of 2005. This combined $73.8 million increase for the segment was due entirely to the contribution of the GulfTerra assets.

Offshore Pipelines & Services - The Offshore Pipelines and Services segment includes the partnership’s offshore natural gas and crude oil pipelines and platforms. Gross operating margin for this segment for the first quarter of 2005 was $23.2 million compared to $1.0 million in the first quarter of 2004.

Offshore natural gas pipelines recorded gross operating margin of $10.2 million on average throughput of 1.9 Tbtu/d in the first quarter of 2005 versus $1.0 million and 0.4 Tbtu/d, respectively, for the same quarter in 2004. Gross operating margin for the partnership’s offshore platform services and production business was $10.2 million for the first quarter of 2005. Enterprise’s offshore oil pipelines business recorded gross operating margin of $2.8 million in the first quarter of 2005 on net volumes of 121,000 BPD. The increase for this segment was attributable to the contribution from the GulfTerra assets.

Petrochemical Services - The Petrochemical Services segment includes the partnership’s butane isomerization, propylene fractionation and octane enhancement businesses including related pipeline facilities. Gross operating margin for the Petrochemical Services segment during the first quarter of 2005 was $19.3 million compared to $24.1 million in the same quarter of 2004. Increases in gross operating margin from both the butane isomerization and propylene fractionation businesses were more than offset by an $8.5 million gross operating loss in our octane enhancement facility due to start up expenses related to modifications to the facility to add the capability of producing isooctane. As a result of the construction work, the facility was idle during the first quarter. First production of isooctane from the facility is expected in May 2005.

Other - The first quarter of 2004 includes gross operating margin of $10.6 million associated with Enterprise’s 50% ownership interest in the general partner of GulfTerra prior to the completion of the merger. Upon completing the merger on September 30, 2004, the general partner of GulfTerra was merged into Enterprise.

Gain on Sale of Assets - Net income for the first quarter of 2005 includes a $5.4 million, or $0.01 per unit, gain on the sale of assets, which was principally the sale of the partnership’s 50% ownership interest in Starfish Pipeline Company, LLC.

Capitalization - Total debt outstanding at March 31, 2005 was approximately $4.2 billion, which represented 41.5% of the partnership’s total capitalization. Enterprise had unrestricted cash of approximately $58 million at the end of the first quarter.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in subsequent consolidation of operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instrument portfolios; (8) cash proceeds from significant financial instrument transactions recorded within accumulated other comprehensive income less related amortization of such amount to earnings; and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by senior management to compare basic cash flows generated by the partnership to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of the partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value over $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through 32,500 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

Today, Enterprise will host a conference call to discuss first quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Resources” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of

Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	the effects of Enterprise’s debt level on future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate GulfTerra’s business operations or the failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the completed merger with GulfTerra.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

Enterprise Products Partners L.P.	Exhibit A
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three Months Ended March 31, 2005 and 2004
($ in 000s, except per unit amounts)
	For the Three Months
	Ended March 31,
	2005	2004
Revenue	$ 2,555,522	$ 1,704,890
Costs and Expenses:
Operating costs and expenses	2,383,644	1,621,508
General and administrative	14,693	9,466
Total Costs and Expenses	2,398,337	1,630,974
Equity in income of unconsolidated affiliates	8,279	14,867
Operating Income	165,464	88,783
Other Income (Expense):
Interest expense	(53,413)	(32,618)
Interest income	882	161
Other, net	37
Total Other Income (Expense)	(52,494)	(32,457)
Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	112,970	56,326
Provision for taxes	(1,769)	(1,625)
Income before minority interest and changes
in accounting principles	111,201	54,701
Minority interest	(1,945)	(2,954)
Income before changes in accounting principles	109,256	51,747
Cumulative effect of changes in accounting principles		10,781
Net Income	$ 109,256	$ 62,528

Allocation of Net Income to:
Limited partners	$ 93,723	$ 55,126
General partner	$ 15,533	$ 7,402
Per Unit data (Fully Diluted):
Net income per unit	$ 0.25	$ 0.26
Average LP Units Outstanding (000s)	374,206	218,960
Other Financial data:
Cash provided by operating activities	$ 180,045	$ 29,605
Cash used in investing activities	364,993	15,811
Cash provided by financing activities	218,122	535
Distributable cash flow (see Exhibit C)	252,329	87,443
EBITDA (see Exhibit D)	266,325	127,356
Depreciation and amortization	101,410	31,383
Distributions received from unconsolidated affiliates	21,838	16,932
Sustaining capital expenditures	15,550	4,162
Total capital expenditures	175,230	15,216
Investments in and advances to unconsolidated affiliates	88,634	818
Total debt principal outstanding at end of period	4,188,719	2,209,000

Enterprise Products Partners L.P.	Exhibit B
Condensed Operating Data - UNAUDITED
For the Three Months Ended March 31, 2005 and 2004
($ in 000s)
	For the Three Months
	Ended March 31,
	2005	2004
Gross Operating Margin by Segment:
Offshore Pipelines & Services	$ 23,224	$ 982
Onshore Natural Gas Pipelines & Services	79,358	5,599
NGL Pipelines & Services	153,304	89,955
Petrochemical Services	19,328	24,051
Other, non-segment results		10,554
Total non-GAAP gross operating margin	275,214	131,141
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(99,965)	(30,520)
Operating lease expense paid by EPCO in operating
costs and expenses	(528)	(2,274)
Gain (loss) on sale of assets in operating costs and expenses	5,436	(98)
General and administrative expenses	(14,693)	(9,466)
Operating income per GAAP	$ 165,464	$ 88,783

Selected Volumetric Operating Data: (1)
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,851	429
Crude oil transportation volumes (MBPD)	121
Platform gas treating (BBtus/d)	316
Platform oil treating (MBPD)	8
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	5,746	646
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,394	1,368
NGL fractionation volumes (MBPD)	338	229
Equity NGL production (MBPD)	100	48
Fee-based natural gas processing (MMcf/d)	2,018	362
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	66	60
Propylene fractionation volumes (MBPD)	67	54
Octane additive production volumes (MBPD)		5
Petrochemical transportation volumes (MBPD)	74	63
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,589	1,431
Natural gas transportation volumes (BBtus/d)	7,597	1,075
Equivalent transportation volumes (MBPD) (2)	3,588	1,714

(1) Throughput rates reflect the periods that we owned the underlying businesses. (2) Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three Months Ended March 31, 2005 and 2004
($ in 000s)
	For the Three Months
	Ended March 31,
	2005	2004
Reconciliation of Non-GAAP "Distributable Cash Flow" to GAAP "Net
Income" and GAAP "Cash provided by operating activities"
Net income	$ 109,256	$ 62,528
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	(477)	798
Depreciation and amortization in costs and expenses	101,887	30,585
Operating lease expense paid by EPCO	528	2,274
Deferred income tax expense	1,802	1,687
Cumulative effect of changes in accounting principles,
excluding minority interest portion		(8,443)
Equity in income of unconsolidated affiliates	(8,279)	(14,867)
Distributions received from unconsolidated affiliates	21,838	16,932
Loss (gain) on sale of assets	(5,436)	98
Proceeds from sale of assets	42,158	10
Sustaining capital expenditures	(15,550)	(4,162)
Changes in fair market value of financial instruments	102	3
El Paso transition support payments	4,500
Distributable Cash Flow	252,329	87,443
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Minority interest portion of cumulative effect of changes in accounting principles		(2,338)
Proceeds from sale of assets	(42,158)	(10)
Sustaining capital expenditures	15,550	4,162
El Paso transition support payments	(4,500)
Minority interest	1,945	2,954
Decrease in restricted cash used for operating activities	15,799	5,825
Net effect of changes in operating accounts	(58,920)	(68,431)
Cash provided by operating activities	$ 180,045	$ 29,605

Enterprise Products Partners L.P.		Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three Months Ended March 31, 2005 and 2004
($ in 000s)
	For the Three Months
	Ended March 31,
	2005	2004
Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" and
GAAP "Cash provided by operating activities"
Net income	$ 109,256	$ 62,528
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	53,413	32,618
Provision for taxes	1,769	1,625
Depreciation and amortization in costs and expenses	101,887	30,585
EBITDA	266,325	127,356
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(53,413)	(32,618)
Provision for income taxes	(1,769)	(1,625)
Cumulative effect of changes in accounting principles		(10,781)
Equity in income of unconsolidated affiliates	(8,279)	(14,867)
Amortization in interest expense	(477)	798
Deferred income tax expense	1,802	1,687
Distributions received from unconsolidated affiliates	21,838	16,932
Operating lease expense paid by EPCO	528	2,274
Minority interest	1,945	2,954
Loss (gain) on sale of assets	(5,436)	98
Changes in fair market value of financial instruments	102	3
Decrease in restricted cash used for operating activities	15,799	5,825
Net effect of changes in operating accounts	(58,920)	(68,431)
Cash provided by operating activities	$ 180,045	$ 29,605